Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Mullen Automotive Inc.

Brea, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 29, 2021, relating to our audits of the consolidated financial statements of Mullen Automotive Inc. at and for the years ended September 30, 2021 and 2020, which appear in the Company’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on January 10, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Daszkal Bolton, LLP

Fort Lauderdale, Florida

August 10, 2022